UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2003

Caterpillar Financial Services Corporation

(Exact name of Registrant as specified in its charter)

0-13295

(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue

Nashville, Tennessee 37203-0001

(Address of principal executive offices, with zip code)

(615) 341-1000

(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure

The following consists of Caterpillar Financial Services Corporation's First-Quarter Results released on April 16, 2003. This information is being provided under Items 9 and 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

CAT FINANCIAL ANNOUNCES FIRST-QUARTER 2003 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record first-quarter revenues of $403 million, an increase of $23 million or 6 percent compared with first quarter 2002. Profit after tax was $51 million, a $2 million or 4 percent decrease from first quarter 2002.

The increase in revenues was due to the continued portfolio growth of finance receivables and leases, partially offset by the impact of generally lower interest rates on finance receivables and lower securitization-related income. The lower securitization-related income was primarily due to less gains on securitizations (related to the reduction in the recognition of unamortized discounts on trade receivables purchased from Caterpillar that paid before maturity).

The decrease in profit was due to a decreased spread between receivable and debt rates and lower securitization-related income, mostly offset by a larger portfolio.

New retail financing business was a record first-quarter $1.77 billion, an increase of $308 million or 21 percent from the same period one year ago.

Past dues over 30 days were 3.1 percent compared to 4.8 percent at the end of the same period one year ago. Write-offs, net of recoveries, were $22 million during the quarter compared with $19 million for the first quarter of 2002.

Caterpillar Vice President and Cat Financial President James S. Beard said, "We are pleased with the first quarter performance of our worldwide organization. Most notable is the continued reduction in past due accounts over 30 days during a difficult economic environment."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2003 VS. FIRST QUARTER 2002

(ENDING MARCH 31)

(Millions of dollars)
	2003	2002	CHANGE
Revenues	$ 403	$ 380	6%
Net Profit	$ 51	$ 53	(4%)
New Retail Financing Business	$ 1,774	$ 1,466	21%
Portfolio	$ 16,801	$ 14,856	13%

Caterpillar contact:

Kelly Wojda

Corporate Public Affairs

(309) 675-1307

Wojda_Kelly_g@cat.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: April 16, 2003	By:/s/ R. Clay Thompson
R. Clay Thompson
Secretary